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Exhibit 21.1

Subsidiaries of CH2M HILL Companies, Ltd.

1.
CH2M HILL, Inc., a Florida corporation

2.
CH2M HILL Constructors, Inc., a Delaware corporation

3.
CH2M HILL Engineers, Inc., a Delaware corporation

4.
VECO Services, Inc., an Alaskan corporation

5.
CH2M HILL Canada, Limited, a Canadian corporation

6.
CH2M HILL International, Ltd., a Delaware corporation

8.
Halcrow Group Ltd., a United Kingdom private company limited by shares

9.
CH2M HILL Europe Limited, a United Kingdom private company limited by shares

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Subsidiaries of CH2M HILL Companies, Ltd.